Exhibit 1.2

C2M Securities, LLC

7315 Three Chopt Rd.

Richmond VA 23226

March 12, 2021

Seismic Capital Company

11271 Ventura Blvd., #479

Studio City CA 91604

Attention: Steven Weinstein, CEO

Re. Amended and Restated Exclusive Placement Agency Agreement dated January 26, 2021 (“Placement Agency Agreement”)

Dear Steven:

This is to confirm that in order to comply with the compensation rules of Rule 5110 of the Financial Regulatory Authority (“FINRA”), Section 11(b) of the Placement Agency Agreement is amended in its entirety to read as follows:

“(b) Non-Accountable Expense Allowance: The Company shall pay the Placement Agent $10,500 as a non-accountable expense allowance; provided that to the extent upon termination of the Offering such amount represents less than three percent (3%) of the proceeds of the Offering (the “Allowable Amount”), the Placement Agent will promptly refund to the Company the difference between $10,500 and the Allowable Amount.”

Please indicate your agreement to the foregoing by countersigning this letter in the space below for your signature.

Very truly,

Victor MacLaughlin, CEO

Accepted and agreed to as of the date set forth above:

Seismic Capital Company

By: Steven Weinstein, CEO